EXHIBIT 10 (d)
DATE 24 September 1998

CERAVISION LIMITED and AuGRID CORPORATION OF NEVADA, INC

EXCLUSIVE RESEARCH & DEVELOPMENT AGREEMENT relating to FLAT SCREEN MONITORS

Fennemores 200 Silbury Boulevard Central Milton Keynes
MK9 1LL
Ref. CIR/JYPWF


EXCLUSIVE RESEARCH & DEVELOPMENT AGREEMENT made on 24 September 1998

PARTIES:

1. CERAVISION LIMITED a company incorporated in England and Wales under number 3191734 with registered office at Sovereign Court, 230 Upper Fifth Street, Central Milton Keynes MK9 2HR ("Ceravision").

2. AUGRID CORPORATION OF NEVADA, INC a corporation organised and validly existing under the laws of the State of Nevada whose principal office is at 140 Public Square, The Par Building, Suite 208, Cleveland, Ohio 44114 ("Augrid")

BACKGROUND:

A. Ceravision has developed and is developing certain technology relating to flat-screen displays.

B. Augrid wishes to have such technology developed by Ceravision for Augrid to the extent that it relates to desk-top monitors and in due course to have rights to manufacture such monitors using Ceravision technology.

C. Augrid has previously paid to Ceravision the sum of US$200,000 for exclusive negotiating rights leading to this Agreement.

IT IS AGREED:

1 INTERPRETATION

1.1 In this Agreement unless the context otherwise requires the following words and expressions have the following meanings:

Associate- in relation to any person means a person connected with him within the meaning of section 839 Income and Corporation Taxes Act 1988

Business Day- a day (other than a Saturday) on which clearing banks in the City of London are open for normal sterling banking business
Ceravision's

Intellectual Property Rights- Property Rights of Ceravision or its Associates

Confidential Information-the Technology together with any other information relating to the technology or business affairs of Ceravision or its Associates disclosed by Ceravision or its Associates to AUgrid or otherwise obtained by or coming to the knowledge of Migrid (whether in writing, orally, pictorially, in machine-readable form, by observation during visits, by examination of Prototypes or otherwise howsoever) which is indicated to be confidential or which by virtue of its nature or content is clearly of a confidential nature, and any information derived from any such information

Intellectual Property Rights- patents, design rights, copyright, registered designs,trade marks, trade names, know how and other similar such rights existing or arising anywhere in the world (including applications for and rights under licences of any of the foregoing) which relate to the Prototypes or the Technology

Products- flat-screen field emission display mains driven non-portable self-contained desktop monitors for use only in displaying the output of computers. Computers will for this purpose exclude equipment primarily designed to display broadcast or recorded video material or primarily designed for home entertainment

Project- the research and development project to develop and supply Prototypes to Augrid

Prototype- a prototype of the Products complying with the Specification

Specification- the specification for the Prototypes set out in the Schedule

Technology- all technology embodied or to be embodied in the Prototypes or in the machinery required to be used in the manufacture of Products conforming to the Prototypes (whether dxisting at the date of this Agreement or developed by Ceravision during the term of the Project) including all inventions, designs, drawings, technical specifications, computer programs and other technology of whatever nature

UK- Great Britain and Northern Ireland

VAT- value added tax or any other tax or levy of substantially similar effect

1.2 In this Agreement, unless the context otherwise requires:

1.2.1 the singular includes the plural and vice versa and reference to any gender includes the other genders;

1.2.2 references to persons include companies, unincorporated associations and partnerships;

1.2.3 references to "the term of the Project" are to the period from the date of this Agreement until the Project terminates under Clause 11. 1;

1.2.4 words and phrases defined in the Companies Act 1985 have the same meanings, but the word "company" includes any body corporate;

1.2.5 references to "Clauses" are to clauses or sub-clauses of this Agreement, references to "Schedules" are to schedules to this Agreement and references within a Schedule to "paragraphs" are to paragraphs of that Schedule;

1.2.6 references to any rate of interest mean that rate as from time to time in force, calculated from day to day on the basis of a 365 day year, and compounded on the last day of March, June, September and December in each year, both before and after judgment; and references to a base lending rate, if there is no such published or determinable rate at the appropriate time, mean such reasonably equivalent rate as Ceravision shall select; and

1.2.7 examples preceded by the word "including" are to be construed as not limiting the generality of the words preceding it.

1. 3 In this Agreement:

1.3.1 any reference to a statute or statutory instrument or any section or part of it includes any enactment replacing or amending it (with or without modification) or any instrument, order or regulation made under it and also includes any past statutory provision (as from time to time modified or re-enacted) which it has directly or indirectly replaced-,

1.3.2 headings are for convenience only and are not to affect the construction of anything in this Agreement;

1.3.3 references to any English legal term for any action, remedy, judicial process, legal document, legal status, court, official or legal concept shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term; and

1.4 The Schedule is an integral part of this Agreement and is to be construed as one with it, and references to this Agreement include the Schedule. 2

2. THE PROJECT

2.1 During the term of the Project Ceravision will use its best endeavours to
develop and      produce, within two years of the date of this Agreement,
Prototypes complying with the Specification and to develop any Technology necessary to produce the Prototypes; provided that:

2. 1.1 Ceravision shall not be required to expend more effort or money on the Project than is contemplated by its present plans and budgets, which plans and budgets are reasonably based upon the full expenditure of the payments to be made by Augrid as set out in clause 6.2;

2.1.2 Ceravision shall not be required to devote its entire resources or entire key personnel to the Project and shall not be prevented by this Clause 2.1 or Clause 4.1 from giving undertakings to use its best endeavours in other projects.

2.2 Ceravision will devote such time, resources and personnel to the Project as it considers necessary to comply with its obligations under this Agreement. Ceravision does not guarantee its ability to develop the Technology necessary to produce the Prototypes.

2. 3 Ceravision will only be required to incorporate into the Prototypes such of its existing or developed technology as is required to comply with the Specification. Ceravision will not be required to and does not guarantee to incorporate all of its existing or developed technology if that is not a requirement under the Specification.

2.4 The Specification may not be altered (save as contemplated therein) other than with the written consent of Ceravision and Augrid.

3. EXCLUSIVITY

3.1 During the term of the Project (and thereafter as provided in Clause 11.2.2) Ceravision will not negotiate with or enter into any agreement with any person anywhere in the world to supply, develop, manufacture or otherwise deal in the Products or license any person to use any of Ceravision's Intellectual Property Rights for the purpose of supplying, developing, manufacturing or otherwise dealing in the Products.

3.2 Subject to Clause 3.1 Ceravision will be entitled to enter into any arrangement with any person or take any other action it considers appropriate to supply, develop, manufacture or otherwise deal in any product embodying the Technology or any of its other technology.

4 PROTOTYPES

4.1 Ceravision will use its best endeavours (subject to Clauses 2.1.1 and 2.1.2) to supply up to 10 Prototypes to Aiigrid at a time or times to be determined by
Ceravision    within two years of the date of this Agreement. If Ailgrid so agrees early Prototypes need not comply fully with the Specification if they demonstrate the current development at that time of the Technology and work towards production of Prototypes which do so comply. The Prototypes shall at all times remain the property of Ceravision and shall be marked as such.

4.2 Ceravision will only be required to supply Prototypes to Augrid. Ceravision will not supply details of any of the Technology to Augrid unless otherwise agreed.

4. 3 Augrid will not dismantle or reverse engineer the Prototypes or otherwise attempt to analyse the Technology embodied in the Prototypes.

4.4 Augrid will, at its own expense, keep the Prototypes in its possession and under strict security details of which will be supplied by Ceravision and will comply with any security measures specified by Ceravision, which may include constant supervision by or on behalf of Ceravision. Augrid shall at all times keep the Prototypes insured against all risks including accidental damage in their full replacement cost. Augrid will not be entitled to use or deal with the Prototypes other than for demonstration and evaluation purposes or otherwise as specifically permitted by Ceravision.

5  INTELLECTUAL PROPERTY RIGHTS

5.1 All Intellectual Property Rights in the design of the Prototypes and the Technology embodied therein (whether existing at the date of this Agreement or developed or registered by Ceravision or its Associates during the term of the Project) will belong to Ceravision and Atigrid will not acquire any rights other than those specifically provided in this Agreement.

5.2 Ceravision will not be required to supply any Prototypes to Augrid or to disclose any Technology to Augrid until such time as Ceravision has applied for patent protection in respect of the relevant Technology (if applicable).

5.3 Ceravision will maintain such patent protection as it considers appropriate
in relation    to the Technology and take such other action as it considers appropriate to protect its Technology or Ceravision's Intellectual Property Rights.

5.4 Augrid will forthwith inform Ceravision in writing if it becomes aware that any person is or may be intending to infringe any of Ceravision's Intellectual Property Rights.

6 PAYMENT

6.1 In consideration for the undertaking by Ceravision contained in Clause 3.1 to refrain from certain business activities and from exercising certain Intellectual Property Rights, Augrid will pay Ceravision 2,000,000 (two million pounds Sterling) per annum for the term of the Project. Payment will be made as follows:- 6.1.1 175,000 (one hundred and seventy-five thousand pounds Sterling) will be paid within 30 days from the date of this Agreement

6.1.2 825,000 (eight hundred and twenty-five thousand pounds Sterling) will be paid within 60 days from the date of this Agreement

6.1.3 1,000,000 (one million pounds Sterling) will be paid on or before 15 May 1999

6.1.4 thereafter each annual payment of 2,000,000 (two million pounds Sterling) will be paid in two equal instalments the first to be paid in advance on each anniversary of the date of this Agreement and the second six months later

6.2 In addition to the sum of US$200,000 previously paid to Ceravision by Augrid, in consideration for the consultancy and engineering services referred to in clause 2 and the provision of information Augrid will pay Ceravision 500, 000 (five hundred thousand pounds Sterling) per annum for the duration of this Agreement payable in advance by equal quarterly instalments except that the first instalment will be
175,000 (one hundred and seventy-five thousand pounds Sterling) payable within 30 days following the date of this Agreement and the second instalment will be 75,000 (seventy-five thousand pounds Sterling) payable within 90 days following the date of this Agreement. Thereafter on and as from the commencement of the third quarter (ie the date 270 days following the date of this Agreement) each quarterly installment of 125,000 (one hundred and twenty-five thousand pounds Sterling) will be payable on the commencement of each quarter.

6.3 All sums stated in this Agreement are exclusive of VAT, which where applicable will be paid in addition at the same time as the payment to which it relates or, if later, upon demand by Ceravision.

6.4 Any sum payable by AUgrid to Ceravision in connection with this Agreement which is not received by Ceravision in cleared funds on the due date shall bear interest at 4% above the base lending rate of Lloyds bank plc from the due date until receipt by Ceravision in cleared funds. All payments to be made by Migrid to Ceravision shall be made free of any deduction, set-off, counterclaim, equity or any other matter whatsoever.

6.5 No part of the consideration paid by Augrid to Ceravision shall be refundable to Augrid in any circumstances whatsoever save as expressly provided in Clause 11.2.5, provided that this Clause shall not be construed as excluding (subject to Clause 7) any right of Augrid to claim damages for breach of contract.

7.      WARRANTIES & LIABILITY

7.1 Augrid warrants to Ceravision that:

7.1.1 Augrid is a corporation organised and validly existing and in good standing under the laws of the State of Nevada

7.1.2 Augrid has the necessary power and authority to enter into and perform this Agreement and has taken all corporate action necessary to authorise this Agreement and this Agreement constitutes a valid and binding obligation of Augrid in accordance with its terms

7.1.3 The execution by Augrid of, and the performance by Augrid of its obligations under, this Agreement does not and will not:

7.1.3.1 require the consent of or any filing with any court, authority or person;

7.1.3.2 result in a breach of, or constitute a default under, any instrument to which Augrid or any of its Associates is a party or by which Augrid or any of its Associates is bound; or

7.1.3.3 result in a breach of any order, judgment or decree of or undertaking to any court, authority or person to which Augrid or any of its Associates is a party or by which Augrid or any of its Associates is bound.

7.2 Ceravision warrants to Augrid that:

7.2.1 Ceravision is a company duly incorporated under the laws of England and Wales

7.2.2 Ceravision has the necessary power and authority to enter into and perform this Agreement and has taken all corporate action necessary to authorise this Agreement and this Agreement constitutes a valid and binding obligation of Cerdvision in accordance with its terms

7.2.3 The execution by Ceravision of, and the performance by Ceravision of its obligations under, this Agreement does not and will not:

7.2.3.1 require the consent of or any filing with any court, authority or person;

7.2.3.2 result in a breach of, or constitute a default under, any instrument to which Ceravision or any of its Associates is a party or by which Ceravision or any of its Associates is bound; or

7.2.3.3 result in a breach of any order, judgment or decree of or undertaking to any court, authority or person to which Ceravision or any of its Associates is a party or by which Ceravision or any of its Associates is bound; provided that nothing in this Clause 7.2 or elsewhere in this Agreement shall be construed as a warranty that Ceravision's Intellectual Property Rights are or will be valid, subsisting and enforceable nor that the Technology does not and will not infringe the Intellectual Property Rights of any other person, and any warranty or representation to such effect is expressly excluded; provided further however, that Ceravision hereby represents and warrants that neither it nor any of itsAssociates has any knowledge or expectation that its Intellectual Property Rights are not or will not be valid, subsisting and enforceable or has any knowledge or expectation that the Technology does or will infringe the Intellectual Property Right., of any person.

7. 3 Ceravision will comply with its specific obligations under this Agreement but otherwise gives no warranty whatsoever in relation to any aspect of the Project.

7.4 If Ceravision fails to comply with any of its obligations under this Agreement other than the exclusivity obligation in Clause 3. 1, its liability (if any) to Augrid for damages for breach of contract in respect of such failure shall be limited to the total amount referred to in Clause 6.2, irrespective of whether or not Augrid elects to terminate the Project under Clause 11. 1.

7.5 If Ceravision fails to comply with its exclusivity obligation in Clause 3 ). 1, its liability (if any) to Augrid for damages for breach of contract in
respect of such failure shall be   limited to the total amount referred to in
Clause 6. 1, irrespective of whether or not Augrid elects to terminate the Project under Clause 11. 1.

8. REPORTING AND ACCESS

8.1 Ceravision will issue verbal reports at least monthly and written reports at least quarterly on the progress of the Project.

8.2 Both Ceravision and Mgrid will be entitled to visit each other's premises at regular intervals on giving reasonable advance notice of the visit. Other than in exceptional circumstances visits by Augrid to Ceravision should not normally be more often than quarterly. Augrid will be entitled to be accompanied by potential investors funders or employees on its visits (subject to the prior approval of Ceravision such approval not to be unreasonably withheld, and subject to such persons signing confidentiality undertakings in such form as Ceravision shall require) and Ceravision agrees that it will not initiate or receive from such persons any communication without the prior consent or request of Migrid. Mgrid shall not communicate with any director (other than Anthony Cooper or Timothy Reynolds), employee, contractor or supplier of Ceravision without the express written consent of Ceravision.

9 CONFIDENTIALITY

9.1 Augrid will maintain the Confidential Information as strictly confidential and:

9.1.1 will not use it for any purpose other than for the purposes of the Project;

9.1.2 will not part with possession of it;

9.1.3 will safeguard it as appropriate for sensitive commercial and technical information, including through taking reasonable security measures at its own expense;

9.1.4 will not without the prior written consent of Ceravision disclose any Confidential Information to any person other than its employees who are required in the course of their duties to receive and consider it for evaluating the Project and who shall be informed by the A0grid of the confidential nature of the information; Migrid shall procure that AUgrid's employees observe the terms of this Agreement and Migrid shall be responsible for any breach by such employees or any other person to whom it may have disclosed Confidential Information with or without the consent of Ceravision;

9.1.5 will not without the prior written consent of Ceravision allow any Confidential Information or any Prototype to be transmitted, transported or held outside of the United States or the UK; and

9.1.6 following the termination of the Project under Clause 11.1, will return to Ceravision on request all of the Confidential Information which is in a physical form (including all copies) and will destroy any other records (including, without limitation, those in machine-readable form) containing Confidential Information.

9.2 The terms of paragraph 9.1 will apply both during and after the term of the Project and will survive termination of this Agreement for any reason

9. 3 The undertakings of Adgrid in Clause 9.1 will not apply in respect of any Confidential Information: which is or comes into the public domain through no act or default on the part of Mgrid or its Associates or their directors, employees or advisers; provided that information shall not be deemed to be in the public domain by reason only that it is known to only a few of those people to whom it may be of commercial interest; and a combination of two or more portions of the Confidential Information shall not be deemed to be in the public domain by reason only of each separate portion being in the public domain; or

9.3.2 which Augrid can show was in its possession or known to it by being in its use or being recorded in its files prior to the date of this Agreement and which was not previously acquired by Augrid directly or indirectly from Ceravision under an obligation of confidence; or

9.3.3 which is hereafter disclosed or made available to Migrid from a source other than Ceravision without breach by Migrid or such source of any obligation of confidentiality or non-use owed towards Ceravision. The undertakings of
AUgrid in Clause 9.1 shall not apply to any disclosure of      Confidential
Information required by an order of a court of competent jurisdiction, provided that Augrid shall have taken all reasonable steps to avoid such disclosure becoming necessary.

9.5 In case of any dispute as to whether any of the exceptions in this Clause 9 applies it shall be for Migrid to prove that it does apply.

9.6 If the exceptions in this Clause 9 apply to some but not all Confidential Information, those exceptions shall not thereby apply to a combination of Confidential Information to which they do and do not apply.

9.7 Each party will be entitled to disclose the fact that it is working on this Project with the other.

 10 ADVERTISING

10.1 Augrid will be entitled to issue publicity and advertising material in relation to the Prototypes provided that no Confidential Information is disclosed and provided that Ceravision has approved the material in writing before it is published.

10.2 All Prototypes will be branded under the Ceravision trade mark and Augrid must ensure that the name of Ceravision is credited in all publicity and advertising material in a manner as required by Ceravision. Aiigrid will also if required by Ceravision indicate on such material that the technology embodied in the Prototype is patented.

10.3 Augrid will not exhibit the Prototypes without Ceravision's consent and then only if a representative of Ceravision is present at the exhibition unless the requirement of such presence is waived in writing by Ceravision.

11 TERMINATION

11.1 The Project shall terminate:

11.1.1 upon delivery of the Prototypes complying with the Specification to Augrid;

11.1.2 if either party shall give to the other no less than three months' notice of termination, to expire no earlier than the second anniversary of this Agreement;

11.1.3 if the parties shall both agree that the Project is technically impossible or impractical and do not both agree on modifications to this Agreement to make the Project (as amended) possible or practical;

11.1.4 if Afigrid fails to make any payment to Ceravision when due, has not made payment within 14 days of the date of a notice given to Aagrid by Ceravision requiring Aiigrid to remedy such default and Ceravision gives notice to Abgrid terminating the Project;

11. 1.5 if either party:

11.1.5.1 is in material breach of its obligations under this Agreement and (if such breach is capable of remedy) fails to remedy such breach within a reasonable time specified in a notice given to it by the other party requiring it to do so; or

11.1.5.2 has a petition presented a~ainst it for its winding-up or administration or passes a resolution or convenes a meeting to consider a resolution for winding-up or has a receiver or administrative receiver appointed in respect of any of its assets or proposes any voluntary arrangement with its creditors or takes or has any action taken in respect of it under the law of any jurisdiction relating to bankruptcy, insolvency, moratorium or protection from creditors;

and the other party gives notice terminating the Project;

whichever shall first occur.

11.2 When the Project terminates under Clause 11.1:

11.2.1 the obligations of the parties under Clauses 2, 4.1 and 8 shall terminate;

11.2.2 the exclusivity undertaking by Ceravision under Clause 3.1 shall terminate, save that if the Project has terminated under Clause 11. 1. 1 the exclusivity undertaking shall continue in force for up to three months after delivery of the Prototypes to Augrid so long as good faith negotiations under Clause 12.2 are in progress;

11. 2.3 if the Project terminates within two years of the date of this Agreement (including upon early delivery of the Prototypes) Ceravision will be entitled to immediate payment by Atigrid of all sums which would have been payable under Clause 6 had the Project continued for two years from the date of this Agreement, provided that this Clause 11.2.3 shall not apply if termination of the Project is under Clause 11. 1.5 due to the default of Ceravision;

11.2.4 subject to Clause 11.2.3, AUgrid's payment obligations under Clause 6 shall cease with effect from the date of termination of the Project, save that:

11.2.4.1 the payments under Clause 6.1 shall continue for such time as the exclusivity undertaking by Ceravision under Clause 3.1 continues under Clause 11.2.2; and

11.2.4.2 subject to Clause 11.2.5, all sums due for payment before the termination of the Project (and any interest thereon to the date of payment) shall remain due;

11.2.5 if the Project terminates after the second anniversary of the date of this Agreement, Ceravision shall refund to Augrid the proportionate part of any periodic payment made by Augrid in advance in respect of any unexpired portion of the period for which it is made;.

11.2.6 if the Project terminates under Clause 11.1.4 or 11.1.5 due to the default of Augrid, Ceravision may by notice to Augrid terminate the rights of Augrid under this Agreement which would otherwise survive termination of the Project; .

11.2.7 Augrid shall immediately return any Prototypes and any Confidential Information to Ceravision, provided that this Clause 11.2.7 shall not apply for so long as good faith negotiations under Clause 12.2 are in progress.

11.3 Termination of the obligations of either party under this Clause 11 is without prejudice to its liability for any breach of this Agreement prior to such termination or to its obligation to do anything which it ought to have done before such termination.

11.4 Following termination of the Project Atigrid will continue to be bound by the confidentiality obligations in Clause 9 and will not be entitled to disclose or make use of any of the Confidential Information.

11.5 Ceravision's obligations under Clauses 2, 4.1 and 8 shall be suspended for so long as any payment to Ceravision from Augrid has fallen due and has not been paid.

12 MANUFACTURE

12.1 The parties acknowledge that this Agreement is intended as a preliminary step towards an agreement for the manufacture by Augrid of Products using the Technology.

12.2 No later than 21 months after the date of this Agreement the parties shall enter into negotiations for the grant by Ceravision of licences of Ceravision's Intellectual Property Rights and the transfer by Ceravision of know-how and the provision by Ceravision of manufacturing equipment to Augrid to enable Augrid to manufacture Products. Subject to the outcome of such negotiations, the terms are expected to include:

12.2.1 an exclusive worldwide licence (to remain exclusive for a term to be agreed) to enable manufacture, distribution and sale of the Products by Aiigrid, such exclusivity not to prevent exploitation of the Technology by Ceravision or others in applications other than the Products, and excluding any rights for Ailgrid to use the Technology or the manufacturing equipment in applications other than the Products;

12.2.2 a price, to include either or both of a capital payment or royalties, reflecting the market value of the rights granted at the time.

12.3 The parties acknowledge that the provisions of this Clause 12 are insufficiently certain to be legally enforceable. Neither the invalidity or unenforceability of this Clause 12 nor any failure to reach agreement under this Clause 12 shall affect the validity or enforceability of any other provision of this Agreement nor entitle Ailgrid to any refund of sums paid under this Agreement.

12.4 The obligations under this clause 12 shall end if no agreement has been concluded within three months after delivery of the Protypes.

GENERAL

13. This Agreement sets out the entire agreement between the parties in connection with the transaction contemplated by this Agreement. Each party acknowledges that it has not relied on any warranty or representation by the other save as set out in this Agreement.

13.2 This Agreement is not capable of being varied except in writing signed by or on behalf of each of the parties.

13.3 This Agreement is personal to Augrid and neither it nor any benefit arising under it may be assigned by Augrid without the prior written consent of Ceravision. Ceravision may assign the benefit of this Agreement to any company to which the whole of its business and technical expertise relevant to the Project is transferred so long as Ceravision has deten-nined that such assignee has the capability to comply with this Agreement in the same manner as prior to any such transfer. Ceravision shall be free to dispose of Ceravision's Intellectual Property Rights provided that it retains such rights as to enable it to comply with this Agreement.

13.4 Ceravision shall not be liable to Augrid or be deemed to be in breach of this Agreement by reason of any delay in performing or any failure to perform any of Ceravision's obligations if the delay or failure was due to any cause beyond Ceravision's reasonable control; provided however, that Ceravision will immediately take appropriate action to mitigate the effect of the causes of any such delay, and upon the cessation of any such delay Ceravision will immediately recommence the performance of its obligations under this Agreement. Without prejudice to the generality of the foregoing, the following shall be regarded as causes beyond Ceravision's reasonable control:

13.4.1 Act of God, explosion, flood, tempest, fire or accident;

134.2 war or threat of war, sabotage, insurrection, civil disturbance or requisition;

13.4.3 acts, restrictions, regulations, bye-laws, prohibitions or measures of any kind on the part of any governmental, parliamentary or local authority;

13.4.4 import or export regulations or embargoes;

13.4.5 Intellectual Property Rights of third parties;

13.4.6 strike, lock outs or other industrial actions or trade disputes (whether involving employees of Ceravsion or of a third party);

13.4.7 the death or incapacity of any person;

13.4.8 difficulties in obtaining raw materials, labour, fuel, parts or machinery;

13.4.9 power failure or breakdown in machinery.

13.5 The parties will each bear their own legal and accountancy costs and other expenses incurred in connection with this Agreement.

13.6 Any notice to be given in connection with this Agreement must be, in writing. Without prejudice to proof that it has been effectively given in any other manner, it shall be deemed duly served if delivered at or posted by first class recorded delivery post (or air mail if outside the European Union) to the address of the party concerned which is set out in this Agreement or notified to the other party in accordance with this Clause. If delivered personally, the notice shall be deemed served on the day on which it is delivered. If posted, evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of service and the notice shall be deemed served on the second business day after posting or, if posted to an address outside the British Isles, on the fifth business day after posting; but if a copy of a notice is also sent by fax on or after the day of posting, it shall be deemed served three hours after the end of fax transmission. A copy notice to be sent by fax shall be sent:

13.6.1 if addressed to Ceravision, on (01235) 446423 T J Reynolds, with copy to (01908) 665985 marked for the attention of C I Robinson;

13.6.2 if addressed to Augid, on 001 216 344 9008 marked for the attention of M J Shaheed with copy marked for the attention of R Carter or to any current fax number and contact details of the intended recipient notified to the sender in accordance with this Clause. A notice served or deemed served after 5pm (recipient's local time) on any business day or on a day which is not a business day shall be deemed served on the next following Business Day.

13.7 The proper law of this Agreement is English law and the parties hereby submit to the exclusive jurisdiction of the English courts in relation to any claim or matter arising out of this Agreement.

THIS AGREEMENT has been executed on the date first stated above.

THE SCHEDULE (Clause 1.1) The Specifications

13.8 diagonal screen or larger as dictated by the high vacuum sealing chamber (target dimension would be at least 14.2")
Plug and play ready
Digital input
Fully encased in computer grey
1.75" (or less) in depth
Normal mains power consumption (I 10 and/or 240 volts only)
90 lines per inch resolution
0.8 micron field emission gate holes
Standard high end VGA monitor ("standard" and "high end" by reference to general technical standards at the date of this Agreement)
A maximum of 10lbs in weight which is mainly comprised of the base for anchor/swivel retention
Minimal display surround - ideally 0.2" or less around three sides 12, Adjustment for swivel and view height

Items 1, 5, 10 and 11 of the specification may be enhanced as appropriate at Ceravision's discretion.

SIGNED by M.J SHAHEED duly authorised for and on behalf of AUGRID CORPORATION OF NEVADA, INC in the presence of

/s M.J SHAHEED

Witness signature: /s Witness

Witness name:
Witness address:

Witness signature: /s Witness

SIGNED by ANTHONY COOPER ) duly authorised for and on behalf of ) CERAVISION LIMITED in the presence of.

/s ANTHONY COOPER

Witness signature: Witness narne: Witness address: